Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ADIT EDTECH ACQUISITION CORP.

Adit EdTech Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies and submits the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”):

FIRST: The name of the Corporation is “Adit EdTech Acquisition Corp.”

SECOND: Article V, Section 5.7 of the Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) is hereby amended in its entirety to read as follows:

“In the event that the Corporation does not consummate an initial Business Combination by the 24-month anniversary of the consummation of the IPO (if not extended, which may be elected by the Board as many as six times for an additional one month-period each time) (the “Termination Date”), the Corporation shall (a) cease all operations except for the purposes of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the IPO Shares for cash for a redemption price per share equal to the amount then held in the Trust Account, including the interest earned thereon not previously released to the Corporation, less any income or other taxes payable and less up to $100,000 of interest to pay dissolution expenses, divided by the total number of IPO Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of clauses (b) and (c) above) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Sections 141, 211 and 242 of the DGCL on December 23, 2022.

FOURTH: The effective date of this Certificate of Amendment shall be upon filing with the Secretary of State of the State of Delaware.

(Signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by David L. Shrier, its President and Chief Executive Officer, this 23rd day of December, 2022.

ADIT EDTECH ACQUISITION CORP.

By:	/s/ David Shrier
Name: David Shrier
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]